Exhibit 16.1

April 1, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01(a) of Form 8-K dated March 27, 2009 of PC Universe, Inc. and are in agreement with the statements contained in the second paragraph of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Reznick Group, P.C.